Exhibit 3.32(a)

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 03/29/2001
010155195 - 3374732

CERTIFICATE OF INCORPORATION
OF
CLUBCORP BUYING SERVICES, INC.

FIRST.  The name of the corporation is ClubCorp Buying Services, Inc.

SECOND.  The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD.  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH.  The total number of shares of common stock which the corporation shall have authority to issue is 1,000 and each share shall have the par value of $1.00 per share. No preemptive rights shall be granted.

FIFTH.  The name and mailing address of the incorporator is Thomas T. Henslee, 3030 LBJ Freeway, Suite 840, Dallas, Texas 75234.

SIXTH.  The board of directors of the corporation is expressly authorized to adopt, amend or repeal bylaws of the corporation.

SEVENTH.  Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the corporation.

EIGHTH.  The number of directors of the corporation shall be fixed from time to time pursuant to the bylaws of the corporation.

NINTH.  A director of office of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this article NINTH shall adversely affect any right or protection of a director or officer that exists at the time of such amendment, modification or repeal.

IN WITNESS WHEREOF, I have signed this certificate of incorporation this 29th day of March, 2001.

/s/ Thomas T. Henslee
Thomas T. Henslee, Incorporator